Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated May 24, 2011

Release

NEW YORK

24 May 2011

Deutsche Bank and Invesco PowerShares Launch First Leveraged ETNs Linked to U.S.
Dollar Index[R] Futures

Deutsche Bank and Invesco PowerShares Capital Management, LLC today announced the launch of two new Exchange Traded Notes (ETNs), which are designed to provide triple long and triple short exposure to futures contracts on the US
Dollar Index[R] (USDX), an index designed to reflect the value of the US dollar compared with six of the world's most traded currencies.

The ETNs will be listed for trading on the NYSE Arca under the following symbols:

PowerShares DB 3x Long US Dollar Index Futures ETNs ("3x Long ETNs"):   UUPT
PowerShares DB 3x Short US Dollar Index Futures ETNs ("3x Short ETNs"): UDNT

These ETNs expand upon Deutsche Bank's popular PowerShares DB US Dollar Bullish
Fund (UUP) and PowerShares DB US Dollar Bearish Fund (UDN), which are exchange traded funds that track the performance of the US dollar. The ETNs are the first exchange-traded products to provide investors with leveraged exposure to the
USDX.

"We are delighted to provide investors an opportunity to further benefit from
Deutsche Bank's industry-leading* foreign exchange platform through exchange-traded products," said Martin Kremenstein, a Director at Deutsche Bank.
"These ETNs provide investors additional ways to express a view on the US
Dollar."

* Deutsche Bank has been ranked as the world's No.1 bank in terms of overall market share in foreign exchange trades by Euromoney for seven years running.

For more information about Deutsche Bank's exchange-traded products business in the U.S., please visit: http://www.dbfunds.db.com. The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London Branch and may not be suitable for all investors.

For further information, please call: Deutsche Bank AG     Amanda Williams

Issued by press department of Deutsche Bank AG NY Internet: http://www.db.com
60 Wall Street, New York, NY 10005                http://www.db.com/press
Phone: +1 (212) 250-7171                          E-Mail: press-media-relations.americas@db.com

                                                                   Release 1 | 2

Phone: +1(212) 250-1499 amanda.williams@db.com

About Deutsche Bank

Deutsche Bank is a leading global investment bank with a substantial private clients franchise. Its businesses are mutually reinforcing. A leader in Germany and Europe, the bank is continuously growing in North America, Asia and key emerging markets. With more than 100,000 employees in 73 countries, Deutsche
Bank competes to be the leading global provider of financial solutions, creating lasting value for its clients, shareholders, people and the communities in which it operates.

www.db.com

About Invesco PowerShares

Invesco PowerShares Capital Management LLC is leading the Intelligent ETF
Revolution[R] through its family of more than 140 domestic and international exchange-traded funds, which seek to outperform traditional benchmark indexes while providing advisors and investors access to an innovative array of focused investment opportunities. With franchise assets over $60 billion as of March 31,
2011, PowerShares ETFs trade on both U.S. stock exchanges. For more information, please visit www.invescopowershares.com.

Deutsche Bank AG has filed a registration statement (including a prospectus, prospectus supplement and pricing supplement) with the Securities and Exchange
Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and pricing supplement in that registration statement and other documents that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and pricing supplement if you so request by calling toll-free 1-877-369-4617.

U.S. Dollar Index and USDX are trademarks or service marks of ICE Futures
U.S.TM, Inc., registered in the United States, Great Britain, the European Union
and Japan and used under license.

                                                                   Release 2 | 2